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
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FORM 4
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                                                                                                     OMB APPROVAL
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB NUMBER:          3235-0287
                                          WASHINGTON, DC 20549                              EXPIRED:    SEPTEMBER 30, 1998
                                                                                            ESTIMATED AVERAGE BURDEN
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 HOURS PER RESPONSE         0.5
/ / Check box if no                                                                        --------------------------------
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    MULDOON       SHEILA             M.           ARV ASSISTED LIVING, INC. (SRS)               Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
   245 FISCHER AVENUE, SUITE D-1                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)           08/98            ---- title        ---  below)
                 (Street)                                                 ------------------         below)
  COSTA MESA         CA           92626                                   5. If Amendment,          SENIOR VICE PRESIDENT AND
---------------------------------------------                                Date of Original       GENERAL COUNSEL
  (City)           (State)           (Zip)                                   (Month/Year)           --------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                      Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-    7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship         of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:        direct
                                ----------     (Instr. 8)                                End of Month        Direct       Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or       cial
                                   Day/   ---------------------------------------                            Indirect     Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)          ship
                                                                    (D)                                      (Instr. 4)   (Instr. 4)
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COMMON STOCK                     08/27/98   P              500      A       $7.375            500                I       By Husband
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                                                                     SEC 1474 (7-96)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                    ---------- --------------- ------------------- ------------------
                                                    Code   V     (A)     (D)    Date      Expira-   Title   Amount or
                                                                                Exer-     tion              Number of
                                                                                cisable   Date              Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)
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Explanation of Responses:
                                                                                                                         August 31,
**Intentional misstatements or omissions of facts constitute Federal Criminal           /s/ Sheila M. Muldoon               1998
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                 -------------------------------  ----------
                                                                                        **Signature of Reporting Person     Date

Note. File three copies of this form, one of which must be manually signed.                                                  Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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